Exhibit 4.1

Please read these YouNow Terms of Use with care before using the Service (as defined below). These Terms of Use, as they may be subsequently amended (“Terms of Use” or “Terms”) set forth the terms and conditions governing your use of the YouNow website located at www.younow.com (the “Site”), our mobile application (the “App”) and any related services, aspects, functions, software platforms and derivatives of the YouNow service (collectively, the “Service”). We’ll refer to you here as “You” and “Your.” We will refer to YouNow, Inc. as “YouNow,” “we,” the “Company,” “us”
or “our”. This is a legally binding agreement between YouNow and You.
In addition, please read the entirety of the offering circular that we filed with the Securities and Exchange commission on      , 2019, which you may access via a link here          (the “Props Offering Circular”), as well as on the Securities and Exchange Commission's EDGAR website. By accepting these Terms of Use, you are also confirming that you have received and have had an opportunity to review the Props Offering Circular. The offer and sale of Props Tokens is made pursuant to a qualified offering statement, which you may access via a link here . Please contact us at to request a copy. By accepting these terms, you hereby consent to the delivery of information (including, without limitation, any information required to be delivered to you pursuant to applicable securities laws) regarding YouNow, the Service, Props (as defined below), or our network via the Company's websites, the App, or other electronic delivery.
BY ACCEPTING THESE TERMS, YOU ARE AGREEING ALL DISPUTES RELATED TO THE SERVICE WILL BE RESOLVED BY BINDING ARBITRATION AND YOU HEREBY WAIVE ALL RIGHTS TO PURSUE IN A COURT OF LAW ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THE SERVICE OR THESE TERMS OF USE.

•	Use of the Service or Props (as defined below) for any purpose that is unlawful or prohibited by the Terms of Use is prohibited.

•
By accepting these Terms, You also confirm that You are (A) 13 years of age or older, (B) one of (i) 18 years of age or older, (ii) an emancipated minor, or (iii) possess legal parental or guardian consent, (C) fully able and competent to enter into the terms, conditions, obligations, affirmations, representations, and warranties set forth in the Terms of Use, and (D) fully able and competent to abide by and comply with the Terms of Use. YouNow is not intended for anyone under the age of 13. In addition, if You reside in a country where local laws require parental consent for minors older than 13 to use online services, then You may only use YouNow if you have reached this minimum age, in accordance with applicable local laws. If you intend to access the Service for the purposes of obtaining or using Props in the Service, please review the terms, representations, and warranties included in Section 8 before accepting these Terms.

By using the Service, You acknowledge and agree that You are subject to the Terms of Use, including our Privacy Policy, which is incorporated by and made a part of the Terms of Use. If You do not accept the Terms of Use, You may not use the Service.
1.    WELCOME
1.1.    Welcome to the Service. It was created by YouNow as a platform for personal communication and entertainment.
1.2.    As You probably know by now, the Service is a live-video social entertainment platform. Subject to the Terms of Use (as they might be amended) and any other applicable agreements between You and YouNow, the Service allows You to broadcast Your video (via web or mobile device) for viewing - IN REAL TIME - by a public online audience including followers and fans and to view the video broadcasts of other users of the Service. The Service offers other functions as well that are described in the Terms of Use and in notices and publications from YouNow. YouNow reserves the right in its sole discretion, to change, modify, add, or delete features and functions of the Service at any time.
1.3.    We take responsibility for what we have created, and You agree to take responsibility for Your use of our Service whether as a creator of Content (defined below) or as a viewer. While You have fun using the Service, we require that You treat others with respect, do not use the Service for anything that would be deemed illegal or obscene and always observe the Golden Rule (“do unto others...”). See our Frequently Asked Questions page for further information about use of the Service.
2.    REGISTRATION
2.1.    In order to access most features of the Service, and to be able to Submit (as that term is defined below) Content as a broadcaster, You will have to create a YouNow account via Your Facebook®, Google+®, Twitter®, or Instagram® account, using the same information provided to one of those networks (the “YouNow Account”). You can alter such information by updating Your Facebook®, Google+®, Twitter®, or Instagram® account (this will automatically update Your YouNow Account the next time You log in). You also may alter Your YouNow Account information by logging into the Service and accessing Your settings.
2.2.    You agree not to share Your YouNow Account password or let others have access to Your YouNow Account and You will not attempt to transfer Your YouNow Account to anyone else. You are responsible for the activity that happens on or through Your YouNow Account, so we urge You to keep Your YouNow Account password secure and to always log-off when leaving Your computer or mobile device unattended. Although YouNow will not be liable for losses caused by any unauthorized use of Your YouNow Account, You may be liable for the losses of YouNow or others due to unauthorized use. You must notify us immediately of unauthorized use of Your YouNow Account or of any related security breach by contacting us at support@younow.com. If for any reason You want to limit Your children’s access to the Service, there are a number of commercially available parental control protections.
3.    OWNERSHIP OF THE SERVICE
3.1.    All elements of the Service, including underlying platforms, software, look and feel, and other components (“Service Components”), to the full extent protectable by law, are either proprietary to YouNow or proprietary to our licensors. “YouNow®”, “Props®” and other trademarks, slogans, service marks, and trade names (collectively, “Trademarks”), which are used to identify the Service and/or the source of the Service, are proprietary to YouNow. You shall not remove or alter any copyright notice, Trademark or other proprietary or restrictive notice or legend affixed to any material provided as part of the Service or otherwise provided by YouNow. Except as expressly set forth in the Terms of Use, no license, assignment, or other grant of rights in any Service Components, Trademarks, copyrights, or any other intellectual property is granted to You and no such grant will result from Your accessing or using the Service. All rights in the Service not granted under the Terms of Use are reserved by YouNow.
3.2.    The Service may contain links to third party services that are not owned or controlled by YouNow. YouNow has no control over, and assumes no responsibility for, the content, privacy policies, or practices of any third party services. In addition, YouNow will not and cannot censor or edit the content of any third party service. You expressly release YouNow from any and all liability both known and unknown arising from Your use of any third party service.
4.    USER GENERATED CONTENT
4.1.    The term “Content” refers to any information, data, communication, video, text, graphics, photos (including but not limited to “Archives” and “Moments”), sounds, music, audiovisual works, chat feed comments, gifting and/or other contributions appearing on the Service that users of the Service may broadcast, upload, or otherwise submit (collectively, “Submit”) to the Service, or view or access on the Service.
4.2.    All right, title and interest in Content Submitted by You to the Service, to the extent it does not belong to third parties or Guests (see Section 5), will remain with You, subject to the licenses You make hereunder. YouNow does not and will not claim any ownership over such Content. Notwithstanding the foregoing, You hereby waive any moral rights that You may have in Your Content in favor of YouNow and anyone acting with the authorization of YouNow.
4.3.    YouNow assumes no responsibility for Content Submitted by You or any other users of the Service. You shall be solely liable for Content that You Submit to the Service, including without limitation for any consequences of publishing the Content through the Service. Your potential liability applies, for example, to any Content that You include in a broadcast initiated by You, even if you are not the creator of that Content.
4.4.    You hereby affirm, represent and warrant that You will own or obtain all necessary licenses, rights, consents, and permissions to enable YouNow to publish and otherwise utilize as authorized in the Terms of Use, the Content You Submit to the Service.
4.5.    You understand that the Service is intended for public use and not for private communications, and You confirm that You have a limited expectation of privacy with regard to any Content You may Submit to the Service, or any other communication by You made to or through the Service. Furthermore, You are aware that YouNow does not guarantee the security of any information You disclose via the Service and any submission of Content by You to the Service is made at Your own risk.
4.6.    All of the provisions in this Section 4 shall apply with equal force if You Submit Content that includes advertorials, native advertising, or sponsorship (“Sponsored Content”). Without limitation, all of Your representations, warranties, indemnification obligations, and other obligations under the Terms of Use will apply equally to Sponsored Content as they would to any other Content You Submit. You are solely responsible for ensuring that Your Sponsored Content complies with all applicable federal, state and local laws, rules and regulations, including without limitation the Federal Trade Commission’s Guides Concerning Endorsements and Testimonials (“FTC Guidelines”), including all required disclosures and disclaimers.
4.7.    As with other Content, YouNow assumes no liability for Sponsored Content Submitted by You or any other users of the Service, or for any product or service offered by or through Sponsored Content (“Sponsored Products and Services”). You shall be solely liable for Sponsored Content that You Submit to the Service and all elements of it, including without limitation for Sponsored Products and Services and for any other consequences of transmission of Sponsored Content through the Service.
4.8.    In addition to all other termination provisions set forth in the Terms of Use, YouNow reserves the right to terminate immediately Your access to the Service if You fail to make disclosures in any Sponsored Content You Submit in accordance with the FTC Guidelines or as otherwise required by applicable law. Further, in the event that Sponsored Content Submitted by You includes material or promotes products or services which, in YouNow’s sole opinion, might insult or offend users of the Service or which might tend to injure the success of the Service or the good name of YouNow, or if Your Sponsored Content does not comply with the Acceptable Use Policy set forth in Section 6 below, or, as determined in YouNow’s sole opinion, conflicts with or does not align with YouNow’s business, community, ethical or other goals, then YouNow shall have the right (a) to require that You cease submission of the Sponsored Content and/or (b) immediately terminate Your access to the Service.
4.9.    By Submitting Content to the Service, You are granting YouNow and its agents and designees a perpetual worldwide, non-exclusive, royalty-free, sub-licenseable and transferable license to use, reproduce, distribute, prepare derivative works of, display, and perform such Content in connection with the Service and with the businesses of YouNow and those of its successors, licensees, and affiliates, including without limitation for the purpose of promoting and advertising the Service and redistributing part or all of the Service (and works derived therefrom) in any and all media formats and through any and all media channels now known or later developed.
4.10.    Without limitation, the foregoing license includes the right of YouNow to grant each user of the Service a non-exclusive license to access Your Content through the Service, and to use, reproduce, distribute, display, perform, edit, modify and comment upon such Content as permitted through the functionality of the Service, subject to the Terms of Use. Such functionality currently includes the ability of users to capture segments from broadcasts of Content and to make such segments available on users’ own YouNow Account at the Service, and to use, reproduce, distribute, display, perform, edit, modify and comment upon such segments via any and all channels of social media. (YouNow shall have the right but not the obligation to remove such segments from users’ account pages at the Service.)
4.11.    Nothing herein, however, shall be construed to permit use of such Content by users of the Service for endorsements of any product or service (other than the Service), or for any other commercial purpose, not authorized by You.
4.12.    In connection with the exercise of each of the foregoing rights licensed by You, You consent to use of Your name, image, likeness, photograph, performance, voice, biographical details, Facebook ID, Twitter handle, Google+ ID, Instagram ID, profile pictures, and any other attributes of Your persona in any and all media now known or hereafter developed, including but not limited to the Internet (such as on the Site and on third party social media websites) and mobile applications, worldwide, in perpetuity; all without payment, compensation or further notification to or permission from You, except where prohibited by law.
4.13.    You hereby release and discharge all claims both known and unknown against, and covenant not to sue, YouNow and Related Parties (defined below) with respect to the use of any Content Submitted by You as authorized by the Terms of Use (including without limitation any claims that such use violates any proprietary right such as copyrights or rights of publicity/privacy).
5.    GUEST BROADCASTS
5.1.    While using the Service, You may either initiate (as a broadcaster) or participate as a Guest (defined below) in a broadcast through a Guest Broadcast or by Submitting comments or images, by gifting, Submitting chat, or by using another feature of the Service that introduces Content onto the screen (“Guest Broadcasting”). For purposes of the Terms of Use, the initiating broadcaster shall be deemed the “Host” of the Guest Broadcast (and shall control the Guest Broadcast) and a user contributing to the Guest Broadcast shall be deemed a “Guest.” For clarity, only users of the Service who have agreed to be bound by the Terms of Use shall be eligible to participate as Guests in Guest Broadcasts.
5.2.    Any content Submitted by a Guest to a Guest Broadcast shall be considered Content for all purposes of the Terms of Use. Without limitation, in connection with such Content and otherwise, the Guest shall be subject to all the terms and conditions of the Terms of Use, including without limitation the Acceptable Use Policy in Section 6 below and the provisions of Section 13, provided that the Guest shall defend, indemnify and hold harmless the applicable Host to the same extent provided in Section 14 with respect to YouNow and Related Parties (as defined below) from and against any and all Damages (defined below) arising out of any Content Submitted by a Guest in connection with a Guest Broadcast.
5.3.    For clarity, all right, title and interest in Content Submitted by a Guest to a Guest Broadcast, to the extent it does not belong to third parties, will remain with the Guest, subject to the following: In addition to all licenses relating to Content provided above to YouNow and others, each Guest hereby grants to the Host, and each Host hereby grants to each Guest, a perpetual worldwide, non-exclusive, royalty-free, sub-licenseable and transferable license to use, reproduce, distribute, display, perform, edit, modify and comment upon such Guest Broadcast, including Content Submitted by the Guest or the Host. This would include, by way of example, posting on the Host’s or Guest’s (as applicable) YouNow account page or to social media, to the extent the functionality of the Service permits.
5.4.    Each Guest and each Host hereby releases and discharges all claims both known and unknown against, and covenants not to sue (a) YouNow and Related Parties; and (b) the Host (if a Guest) and each Guest (if a Host); with respect to any use of any Guest Broadcast as authorized by the Terms of Use (including without limitation any claims that any such use violates any proprietary right of the Host or Guest as applicable, such as copyrights or rights of publicity/privacy).
6.    ACCEPTABLE USE POLICY
6.1.    You expressly agree that all Content, including without limitation Sponsored Content, that You Submit will not be: (1) defamatory, libelous, abusive, or obscene, and without limitation, shall not include material that encourages conduct that would constitute a criminal offense, give rise to civil liability or otherwise violate any applicable local, state, federal, or international law; (2) infringe on the copyright or any other proprietary right of any person or entity; (3) invade the privacy of any person; (4) contain a virus, worm, Trojan horse, time bomb, or any other harmful program or component; or (5) be otherwise inappropriate or unlawful.
6.2.    You also agree that You will not (i) use the Service to spam others or create mass-emails, (ii) continue harmful behavior if You have been warned of such; (iii) use or launch any automated system, including without limitation, “robots,” “spiders,” or “offline readers,” that accesses the Service in a manner that sends more request messages to the YouNow servers in a given period of time than a human can reasonably produce in the same period by using a conventional on-line web browser, and/or (iv) create a false identity (except for a user name unique to you that does not violate the rights of a third party, such as a celebrity or owner of intellectual property); and/or (v) forge an email address or header; or in any other way attempt to mislead others as to the identity of the sender or the origin of the message. You agree not to copy, scrape, re-post, take screen shots of, save, share, distribute, modify or make derivative works of any Content provided through the Service, except as expressly provided through the Service’s functionality and in the Terms of Use.

6.3.    You agree not to collect or harvest any personally identifiable information, including account names, from the Service, nor to use the communication systems provided by the Service for any commercial solicitation purposes.
7.    VIRTUAL CURRENCY/IN-SERVICE PURCHASES
7.1.    At times, the Service will permit You to “buy” or “purchase”, or “earn” for use in the Service: (a) virtual currency, including but not limited to virtual bars (“Bars”); or (b) virtual in-service items, including but not limited to fan mail, visual gifts, thumbs up, tipping (together with virtual currency, “Virtual Items”). These real world terms, however, are only being used as shorthand. You do not in fact “own” the Virtual Items, and the amounts of any Virtual Item do not refer to any credit balance of real currency or its equivalent. Rather, YouNow grants You a limited license to use the Service, including software programs that include the use of these Virtual Items.
7.2.    A purchase of Virtual Items is complete only when you receive confirmation through the Service that You have redeemed iTunes or Google Play Store Wallet credits, or other third party currency accepted by the Service. Any virtual currency balance shown in Your YouNow Account does not constitute a real-world balance or reflect any stored value, but instead constitutes a measurement of the extent of Your license to use the Virtual Items within the Service. You will not be able to sell Virtual Items in exchange for virtual or real currency credited back to Your YouNow Account, nor will You be able to receive a refund of virtual or real currency for Virtual Items (including any virtual currency), including if Your access to the Service has been suspended, limited or terminated.
7.3.    Your gift of certain Virtual Items to a broadcaster on the Service may, but will not necessarily, appear on screen or in the chat feed of the Content You are viewing. Purchase of the “Chat Now” privilege during high-traffic broadcasts will give You the opportunity to rejoin a chat feed that has become over-full and to remain in the chat feed for the remainder of the broadcast. Purchasers of “Chat Now” will receive priority over users who are participating in the chat feed for free.
7.4.    Bars and other Virtual Items gifted to broadcasters may result in some revenue to them as determined in YouNow’s sole discretion; however, YouNow makes no guarantee that the amount or value of the Bars or Virtual Items You may give a broadcaster will correlate to the revenue such broadcaster may receive from YouNow.
7.5.    Only users of the Service who initiate a broadcast or a Guest session will be eligible for Bars and other Virtual Items.
8.    PROPS
8.1.    Access. In order to receive any benefits on the Service from holding cryptographic tokens issued by YouNow (“Props”), You must (a) complete the Approval Process described in 8.4 below, (b) link a digital wallet (such as MyEtherWallet, Metamask, or Mobile Wallet) (a “Wallet”) to Your YouNow Account by following the instructions we provide to You in the Service and (c) associate a certain Props balance (such balance may change from time to time) with the Wallet that you linked to Your YouNow Account. Props may be associated with the Wallet that you linked to Your YouNow Account either (i) upon receiving Props into that Wallet from an external source such that the Props were transferred to your Wallet by third parties or (ii) upon earning Props by taking certain actions as described below under “Earning Props” such that we send Props to the Wallet you associated with your YouNow Account. If You connect a Wallet with Your YouNow Account, You provide YouNow with the public address of your Wallet and authorize us to use that public address in connection with our provision of the Service, including to read the balance of Props therein, display the balance of Props in such Wallet to You through the Service or display to other users of the Service that You hold

Props, and to send all Props you earn in connection with the Service to that Wallet. YouNow will send Props you may receive as rewards under these Terms only to this Wallet. You acknowledge that any balance of Props displayed does not refer to any credit balance of real currency, virtual currency, or its equivalent. By linking a Wallet to Your YouNow Account, You represent and warrant that You are the exclusive owner and controller of such Wallet and the contents of the Wallet, including all Props associated with that Wallet and all Props that we send to that Wallet, and have all necessary permissions to authorize us to access such Wallet as contemplated by us, the Service, and these Terms. You cannot sell, purchase, exchange, or grant Props through the Service. Further, by agreeing to the Terms, You agree to not transfer Your YouNow account to anyone else.
8.2.    Rewarding Activities. We may reward certain activities that You may perform in the App, which may include without limitation: (1) Broadcasting or Guesting “Liked” content, which generally includes initiating a live stream or guesting within another user’s live stream in the Service, for which You receive “likes” from audience members, (2) purchasing Bars, which You may purchase in the Service, (3) actively watching, which generally includes using the product on a screen in which video content is playing live for a certain amount of viewing time, in which the live video is in the foreground and the audio is not set to mute (“Active Watching”). The specific amount of any rewards to You after performing any of these activities will be determined in YouNow’s sole discretion. In addition, YouNow may in its sole discretion adjust the circumstances and types of activities that are rewarded in the app. The specific amount of rewards is determined by a formula that the Company may modify at any time in its sole discretion. You understand and agree that the amount of any rewards depends, in part, on the volume, audience, and nature of Content created by other users on the same calendar period and, thus, the same Content may not have the same rewards on different calendar periods. Further, You agree that You are not entitled to earn or receive any rewards of any kind in connection with Your activity on the Service or Your Content or use of the Service in any of the following circumstances: (a) you are not at least 18 years of age or older (b) if one or more third parties claim rights to certain elements of Your Content except in cases where the Company’s policies or systems support sharing a portion of the revenues with You, as determined by the Company; (c) if the ability to receive rewards is disabled on Your Content by either You or the Company; or (d) Your YouNow Account is suspended, banned, erased, or terminated. The Company will use reasonable efforts to notify You if any of these circumstances should occur.
8.3.    Pending Props. If You perform an in-app activity that we determine to reward, the performance of this activity alone does not entitle you to receive Props. If you perform one of these actions, we may indicate that you are provisionally entitled to receive Props by associating “Pending Props” with your YouNow account. Pending Props are not Props or other cryptocurrencies and are only accounting mechanisms used by YouNow to signify who is provisionally entitled to receive Props Tokens because they have completed certain in-app activities. Pending Props are not transferrable, and You may not transfer any Pending Props associated with Your YouNow Account. If we determine, in our sole discretion, that You have violated these Terms, in our sole discretion, we may cause You to forfeit all of the Pending Props associated with Your YouNow Account.
8.4.    Receiving Props. In order to receive Props, You must comply with these Terms. Pending Props may only become Props when (i) you have verified your identity with us through a KYC verification process and gone through an AML check, each as described below, (ii) you have supplied all tax forms requested by us and completed any other documentation requested by us in our sole discretion, (iii) you have linked a Wallet to Your YouNow Account by following the instructions we provide to You, (iv) we have completed all fraud checks or other checks we deem necessary to confirm that rewards are validly issued pursuant to these Terms, and (v) YouNow determines, in its sole discretion, that you are eligible to receive Props (collectively, (i) through (v) are the “Approval Process”). In connection with the operation of the App, YouNow collects information from users that YouNow deems necessary to collect in order to complete know-you-client (KYC) verification and anti-money laundering (AML) checks. We may require that you provide all information that we, in our sole discretion, deem necessary in order to allow us to complete these checks. In addition, we may require that you have a minimum number of Pending Props, which number YouNow can adjust from time to time, before you can complete these required KYC and AML verifications. As a result, You must have a minimum level of Pending Props to any Props in connection with Your use of the Service.
8.5.    If You fail to provide all information and documentation requested by us in connection with the Approval Process within 120 days following the date that we associated a Pending Prop with your user account, or if YouNow determines, in its sole discretion, that you are not eligible to receive Props, we may cancel the Pending Props, and you will not be entitled to receive any Props in connection with any such Pending Props.
8.6.    Transfer of Props. If YouNow determines You are eligible to receive Props, we may reward Your activities with Props in an amount equal to the number of Pending Props for which all of the above-described steps have completed. In order to complete a reward of Props, YouNow will initiate a transaction on the Ethereum blockchain that will cause the requisite number of Props to be associated with Your Wallet. In order to minimize costs associated with effecting transactions on the Ethereum blockchain, YouNow may effect these transactions on a weekly, monthly, or less frequent, basis and any issuance to You will occur only in connection with the next-occurring issuance or, if the award cannot be made at the next-occurring issuance in a commercially reasonable manner, then the award will be effected as soon as reasonably practicable. Upon the initiation of this transaction, the corresponding Pending Props will be cancelled in Your Account.
8.7.    Props Functionality / Props Benefits. Props may provide users with premium functionality within the Service. These functionalities may include, without limitation: (1) Level Status: the more Props a user has, the higher their status level display associated with that user within the service is; and (2) Bar daily stipend: users on YouNow may receive a daily stipend of Bars, and users who have a certain balance of Props, may receive additional daily bars according to a schedule published by YouNow from time to time. These benefits may vary based on the level of Props holdings that a user has. For example, users with more Props will be afforded higher “Level Status” within the app and may receive daily bar stipends in greater amounts. For purposes of making the calculation of how many Props You have, YouNow may count Pending Props together with Props for social-media and in-app related benefits. As a result, for example, in order to determine your “Level Status” in the app, we count both Props and Pending Props.
8.8.    We may in our sole discretion modify these functions for Your Props. For example, we may adjust how “Level Status” is displayed, the varying levels of statuses, what benefits are afforded to these statuses, when Bar stipends are given to users, and the specific amount of Bar stipends afforded to any users. We may add to or remove these basic functionalities for Props in the app in the future. For purposes of added social-media functionalities in the future, we may in our sole discretion determine to count or not count Pending Props together with Props when making the calculation of how many Props You have. Pending Props will not necessarily always entitle You to the same functionality that Props entitle you to in the app.

8.9.    Notwithstanding anything in these Terms to the contrary, if You violate these Terms, we reserve the right in our sole discretion to remove you from the Service and deny You the benefits of these functions in their entirety. As a result, if you violate these Terms, You may not ever enjoy the benefits we afford to other users who hold Props and have Pending Props associated with their user account. In addition, if YouNow discontinues or ceases providing the Service, or substantially reduces the functionality of the Service, for any reason, then you may not be able to continue enjoying the benefits associated with Props.
8.10.    YouNow may terminate Your eligibility to receive rewards in connection with Your activity or Your Content or the Service for any reason without prior notice to You. If You decide to terminate Your YouNow Account or participation in this rewards program, YouNow may NOT be able to complete any pending rewards to You, and for the avoidance of doubt, You will have no right to receive any rewards and your Pending Props may be cancelled. Additionally, YouNow may suspend or terminate Your YouNow Account, or otherwise terminate Your participation in the rewards program or in connection with the Service, immediately and without notice if YouNow determines or suspects, in its sole discretion, that You have violated the Terms or any other agreement between You and, on the other hand, YouNow or any of its affiliates. Upon termination of Your YouNow Account or Your participation in the rewards program, all other rights and duties of the Parties toward each other shall cease.
8.11.    No Employment. You are engaging YouNow for the use of the Service, including the App, and ability to potentially receive Props. You are not an employee of YouNow or any affiliated entity. In the event that any court or agency determines that you performed services for YouNow or any affiliated entity, you agree that it is the express intention of YouNow and You that Your participation on the App and through the Service is as an independent contractor to YouNow. Nothing in these Terms shall in any way be construed to constitute You acting as an agent, employee or representative of YouNow. You acknowledge and agree that You are obligated to report as income all compensation received in connection with your use of the Service. You agree to and acknowledge the obligation to pay all self-employment and other taxes on such income. You further acknowledge and agree that you are not required to make or share Content nor do you have any schedule or requirements related thereto except as provided herein.
8.12.    No Advice. YouNow is not providing any advice relating to the Props or the advisability of using the Service for the purpose of receiving any Props, and you agree that you have received and have had an opportunity to review the Props Offering Circular and all the information, including risk factors, described therein. You agree that you are using the Service without being furnished any offering literature other than the Props Offering Circular, and that you are making Your decision to participate and use the Service, including for purposes of obtaining Props, solely in reliance upon the information contained in the Props Offering Circular and upon any investigation made by You, but not on any recommendation to participate or use the Service by YouNow or any of its affiliates.
8.13.    Rights. You agree and understand that the receipt of Props (i) does not provide You with rights of any form with respect to the Company or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights, (ii) is not a loan to the Company, (iii) does not create any binding obligation enforceable against the Company with respect to Props following their delivery, and (iv) does not provide You with any ownership or other interest in YouNow or its platform or the Service.

8.14.    Sufficient Knowledge. By linking a Wallet to Your YouNow Account, You agree and represent that You have sufficient knowledge, understanding, and experience, in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, including YouNow’s network and platform, to understand the terms of these Terms and the Props Offering Circular, and such knowledge, understanding, and experience enables You to evaluate the merits and risks of using the Service for purposes of obtaining Props.
8.15.    Participation for Own Account. By linking a Wallet to Your YouNow Account, You agree and represent that You are using the Service for and receiving any Props in connection with the Service solely for the Your own account, and not with a view toward or in connection with distribution, subdivision or fractionalization thereof. You agree not to engage in underwriting or other distribution activity. You have no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any Props, or which would guarantee You any profit, or insure against any loss with respect to Props, and You have no plans to enter into any such agreement or arrangement.
8.16.    Location. By linking a Wallet to Your YouNow Account, You represent and warrant that You: (a) (1) are not located or domiciled; (2) do not have a place of business; and (3) are not conducting business (any of which would make Participant a “Resident”) in a jurisdiction in which access to or use of the Service or Props is prohibited by applicable law, decree, regulation, treaty, or administrative act, (2) a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (3) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. You agree that if Your country of residence or other circumstances change such that the above representations are no longer accurate, You will immediately cease using the Service and Props and YouNow may refuse to deliver Props to You. In addition, you represent and warrant that you are not a Resident of the states of Arizona, Nebraska, North Dakota or Texas.
8.17.    Protections. You understand acknowledge and agree that the distribution of Props contemplated in these Terms and the Props Offering Circular is not fully registered with the Securities Exchange Commission because it is being made in reliance on Regulation A under the Securities Act, which exempts the Company from certain reporting and other requirements related to the Company, Props and their sale, and that the Company is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business, or under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the Investment Company Act of 1940 (“1940 Act”). As a result, You will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Advisers Act or the 1940 Act, or any money services business, money transmitter, or virtual currency laws.
8.18.    Compliance with Law. It is the intent of the Company and its affiliates to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities. By linking a Wallet to Your YouNow Account, You represent, covenant, and agree that, to the best of Your knowledge based on reasonable investigation:

8.18.1.	When requested by the Company, You will provide any and all additional information to the Company, and You understand and agree that the Company or any of its affiliates may release confidential information about You and, if applicable, any underlying beneficial owner or related person to U.S. regulators and law enforcement authorities, deemed by the Company reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Company reserves the right to request any information as is necessary to verify Your identity and the source of any payment to the Company. In the event of delay or failure by You to produce any information required for verification purposes, participation in Service for Props by You may be refused.

8.18.2.
Neither You nor any person for whom You are acting as agent or nominee in connection with use of the Service is: (a) a Prohibited Participant (as defined below); (b) senior foreign political figure, (c) any member of a senior foreign political figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any close associate of a senior foreign political figure, (d) or a person or entity resident in, or organized or chartered under, the laws of a non-cooperative jurisdiction; (e) or a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns. “Prohibited Participant” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to any Blockstack Party in connection therewith.

8.18.3.
You agree to immediately notify the Company if You know, or have reason to suspect, that any of the representations or warranties in this Section 8 have become incorrect or if there is any change in the information affecting these representations and warranties.

8.19.    Tax. You agree that upon the Company’s request, You must provide the Company with appropriate tax forms or other applicable Internal Revenue Service forms and any additional documentation required by the Company as may be requested from time to time by the Company in order to comply with applicable law, in order to continue to receive Props. Further, You agree that, as an independent contractor, You shall be solely responsible for any and all taxes, Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to any Props paid to You under these Terms.
8.20.    Use of Props. By linking a Wallet to Your YouNow Account, You agree that you are responsible for using Props in accordance with applicable law, including with respect to making your own determination as to whether any transfer of Props by you is in compliance with state and foreign securities laws, as applicable.
9.    SUBSCRIPTIONS
9.1.    YouNow may offer access to certain parts of the Service on a subscription basis (“Subscriptions”). Subscriptions shall be for a specified term selected by You through the Service. Subscription-based parts of the Service may renew automatically on a monthly or annual basis, with payment due prior to each renewal unless You cancel Your Subscription before the monthly Renewal Date that is disclosed to You when You activate Your Subscription, and through the Settings portion of the Service (in which case You may be responsible for making payments through the end of that calendar month). We may or may not notify You of upcoming Renewal Dates.

9.2.    You agree to pay Your Subscription fee in advance of receiving any Subscription-based part of the Service. YouNow reserves the right to discontinue or modify any Subscription fee payment option. You are responsible for all charges incurred under Your YouNow Account and You are responsible for timely cancelation of Your Subscription regardless of whether You receive any notice from us. YouNow reserves the right to deactivate Subscription-based parts of the Service to Your YouNow Account if payment is past due, regardless of the dollar amount.
9.3.    If You choose a Subscription-based service, You hereby grant YouNow permission to automatically charge the Subscription fee to Your chosen payment method at the beginning of each applicable payment period. Your access to Subscription-based services will not be established until YouNow has verified that the credit card or other payment information You provide for payment is accurate and that Your payment method account is in good standing.
9.4.    You are required to keep Your billing information current, complete and accurate (for example, if You move, be sure to update Your billing address, if You get a new credit/debit card, make sure You update the card number and/or expiration date) and notify YouNow if Your selected payment method is cancelled (e.g., for loss or theft).
9.5.    YouNow reserves the right to suspend or terminate Your access to any Subscription-based part of the Service without notice upon rejection of any charges or if the bank or other entity that makes payment on your behalf (or its agent or affiliate) seeks return of payments previously made when YouNow believes Your are liable for the charges. YouNow also reserves the right in its sole discretion to suspend or terminate Your access to any Subscription-based service if You are found, at the sole discretion of YouNow, to be in breach of the Terms of Use, or if You are suspended or banned, for any reason. That being said, You are responsible for canceling Your own Subscription(s) if You are banned from the Service.
9.6.    You may choose not to renew Your Subscription-based part of the Service at any time by selecting the “Cancel Subscription” option under the Subscriptions page or by contacting support@Younow.com. Your cancellation is effective at the end of the current Subscription term.
9.7.    YouNow reserves the right to change, modify or cancel the Subscription program as it sees fit. All alterations to the Subscription program will apply to all participants.
10.    REMOVAL OF CONTENT; MODIFICATION AND TERMINATION OF THE SERVICE
10.1.    Monitoring Content. YouNow has the right, but not the obligation, to screen, refuse to post, remove or edit your Content (including any Sponsored Content), at any time and for any or no reason at all, in our sole discretion. YouNow takes steps to monitor Content and keep the Site, App, and Service safe, but YouNow cannot guarantee their safety. YouNow reserves the right, but assumes no obligation, to remove Content, which is abusive, illegal or disruptive, or that otherwise fails to comply with the Terms of Use, and to limit or revoke Your access in full or in part to the Service, in our sole discretion, at any time, and for any reason, including, but not limited to reasons such as technical difficulties or violation of the Terms of Use.
10.2.    Modification of the Service. YouNow reserves the right to modify or discontinue the Service at any time (including by limiting or discontinuing certain features of the Service), temporarily or permanently, without notice to you. YouNow will have no liability for any change to the Service or any suspension or termination of your access to or use of the Service.
10.3.    Termination. In addition to any right or remedy that may be available to YouNow under the Terms of Use or applicable law, YouNow expressly reserves the right to suspend, limit or terminate Your access to the Service, at any time with or without notice and with or without cause, including if YouNow determines, in YouNow’s sole discretion, that You pose a threat to the Service or its users.

In addition, YouNow may refer any information on illegal activities, including Your identity, to the proper authorities.
10.4.    Given that the Service is provided in real-time, we would appreciate Your help in reporting to us any Content that You believe violates the Terms of Use. Please direct the relevant information, including the IP address used to commit the alleged violation and the date and time of the alleged violation, including the time zone to support.younow.com.
11.    FEEDBACK FROM YOU
11.1.    While we welcome any feedback or comments from You, please note that any unsolicited ideas, feedback or suggestions pertaining to our business, such as ideas for new or improved products or technologies, website or tool enhancements, processes, materials, marketing plans or new product names, will automatically upon submission become the property of YouNow, without any compensation to You. While under no obligation to review such submissions or to keep such submissions confidential, YouNow may use or redistribute any such submission and its contents for any purpose and in any way it deems fit.
11.2.    To provide such submissions or feedback, please email feedback@younow.com.
12.    COPYRIGHT INFRINGEMENT POLICY
12.1.    YouNow is committed to protecting the rights of copyright rights holders and seeks to comply with all applicable laws and regulations regarding the protection of intellectual property. YouNow will promptly terminate the accounts of users that are determined by YouNow to be repeat infringers.
12.2.    If You are a copyright owner or an agent thereof and believe that any Content infringes Your copyrights, You may Submit a notification pursuant to the Digital Millennium Copyright Act (“DMCA”) by providing our designated agent for copyright claim notifications (“Designated Agent”) with the following information in writing (see 17 U.S.C. § 512(c)(3) for further detail):
A physical or electronic signature of a person authorized to act on behalf of the owner of an exclusive right that is allegedly infringed.

•
Identification of the copyrighted work claimed to have been infringed, or, if multiple copyrighted works within the Service are covered by a single notification, a representative list of such works that appear within the Service;

•
Identification of the material that is claimed to be infringing or to be the subject of infringing activity and that is to be removed or access to which is to be disabled and information reasonably sufficient to permit the service provider to locate the material;

•	Information reasonably sufficient to permit the service provider to contact You, such as an address, telephone number, and, if available, an electronic mail;

•	A statement that You have a good faith belief that use of the material in the manner complained of is not authorized by the copyright owner, its agent, or the law; and

•
A statement under penalty of perjury that the information in the notification is accurate, and You are the owner of, or authorized to act on behalf of the owner of, an exclusive right that is allegedly infringed.

12.3.    YouNow will process any notices of alleged copyright infringement and will take appropriate actions under the DMCA. Upon receipt of notices complying with the DMCA, YouNow will act expeditiously to remove or disable access to any material claimed to be infringing or claimed to be the subject of infringing activity and will act expeditiously to remove or disable access to any reference or link to material or activity that is claimed to be infringing.

12.4.    YouNow may notify the owner or administrator of the affected Content so that he or she can make a counter-notification pursuant to his or her rights under the DMCA. If You receive such a notice, You may provide counter-notification in writing to the Designated Agent. To be effective, the counter-notification must be a written communication that includes the following:

•	Your physical or electronic signature;

•	Identification of the material that has been removed or to which access has been disabled, and the location at which the material appeared before it was removed or access to it was disabled;

•
A statement from You under the penalty of perjury, that You have a good faith belief that the material was removed or disabled as a result of a mistake or misidentification of the material to be removed or disabled; and

•
Your name, physical address and telephone number, and a statement that You consent to the jurisdiction of a Federal District Court for the judicial district in which Your physical address is located, or if Your physical address is outside of the United States, for any judicial district in which YouNow may be found, and that You will accept service of process from the person who provided notification of allegedly infringing material or an agent of such person.

12.5.    Notices of claimed infringement and counter-notifications should be directed to the Designated Agent by mailing all required documentation to: YouNow, 1441 Broadway, 14th Floor, New York, NY, ATTN: COPYRIGHT INFRINGEMENT DESIGNATED AGENT or by email to support@Younow.com with the words “Attn Copyright Infringement Designated Agent” in the subject line.
13.    WARRANTIES AND DISCLAIMERS
13.1.    YOU EXPRESSLY ACKNOWLEDGE AND AGREE THAT: YOUR USE OF THE SERVICE IS AT YOUR SOLE RISK. THE SERVICE IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS.
13.2.    YOUNOW EXPRESSLY DISCLAIMS (AND YOU HEREBY WAIVE): (A) ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, RESPECTING THE SERVICE, INLCUDING PROPS, AND RESPECTING ANY AND ALL SPONSORED PRODUCTS AND SERVICES; (B) ALL WARRANTIES RELATING TO CONTENT FROM USERS AND/OR THIRD PARTIES THAT YOU MAY OBTAIN OR ACCESS AT THE SERVICE INCLUDING WITHOUT LIMITATION SPONSORED CONTENT AND SPONSORED PRODUCTS AND SERVICES; (C) ALL WARRANTIES THAT SUCH CONTENT IS FREE OF MATERIAL THAT IS DEFAMATORY, INFRINGES COPYRIGHT, AND/OR VIOLATES THE RIGHTS OF PRIVACY OR PUBLICITY OF ANY PERSON OR ENTITY OR VIOLATES ANY LAW OR GOVERNMENTAL REGULATION; AND (D) ALL WARRANTIES THAT: (i) THE SERVICE WILL MEET YOUR REQUIREMENTS; (ii) THE SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE; (iii) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICE WILL BE ACCURATE OR RELIABLE; OR (iv) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL OBTAINED BY YOU BY OR THROUGH THE SERVICE WILL MEET YOUR NEEDS AND/OR EXPECTATIONS. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM OR THROUGH THE SERVICE SHALL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THESE TERMS OF USE. YOUR DOWNLOADING ANY MATERIAL FROM OR THROUGH THE SERVICE IS AT YOUR OWN DISCRETION AND RISK. WITHOUT LIMITATION, YOU WILL BE SOLELY RESPONSIBLE FOR

ANY DAMAGE TO YOUR COMPUTER SYSTEM, MOBILE DEVICE, OR OTHER DEVICE, OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL. YOU UNDERSTAND AND AGREE EXPRESSLY THAT YOUNOW SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES (EVEN IF YOUNOW HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), RESULTING FROM: (i) THE USE OR THE INABILITY TO USE THE SERVICE; (ii) THE COST OF PROCUREMENT OF SUBSTITUTE SERVICES RESULTING FROM ANY DATA, INFORMATION OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH, WITH OR FROM THE SERVICE; (iii) THE PURCHASE OR USE OF ANY SPONSORED PRODUCTS AND SERVICES; OR (iv) ANY OTHER MATTER RELATING TO THE SERVICE. TO THE EXTENT PERMITTED BY LAW, THE TOTAL LIABILITY OF YOUNOW FOR ANY CLAIMS UNDER THESE TERMS OF USE, INCLUDING FOR ANY IMPLIED WARRANTIES, IS LIMITED TO THE AMOUNT PAID TO YOUNOW BY THE USER.
13.3.    SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. ACCORDINGLY, SOME OF THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU. The Service contains the opinions and views of its users. YouNow does not endorse, guarantee, or assume responsibility for the accuracy, efficacy, or veracity of any Content from users made available through the Service.
13.4.    Please also note that the Service is controlled and offered by YouNow from its facilities in the United States of America. The laws of other countries may differ regarding the access and use of the Service. YouNow makes no representations that the Service is appropriate or available for use in other locations. Those who access or use the Service from other jurisdictions do so on their own volition and at their own risk, and are responsible for compliance with local law.
14.    LIABILITIES AND INDEMNITIES
14.1.    You are responsible for Your use of the Service and Your Content. You shall defend, indemnify and hold harmless YouNow and its directors, officers, employees, representatives and agents (“Related Parties”) from and against any all loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon: (a) your unauthorized use of, or misuse of, the Service; and (b) any violation of the Terms of Use by You, and/or by the use of Your Content, including, without limitation, any infringement of any third party’s rights by Your use of the Service or through Content You Submit or the failure of Your Sponsored Content to comply with applicable law (including the FTC Guidelines); provided, however, that the indemnity provided in this paragraph shall not extend to any claims or related liabilities, losses, damages or expenses of the U.S. federal or state securities laws. YouNow reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by You (without limiting your indemnification obligations with respect to that matter), and, in that case, you agree to cooperate with our defense of those claims. Notwithstanding the foregoing, nothing contained in these Terms shall be deemed to constitute a waiver of any of YouNow and/or any of its Related Parties' compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by You of any of Your legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

14.2.    With respect to each release of rights by You (including any Guest) provided in the Terms of Use: IF YOU ARE A CALIFORNIA RESIDENT, YOU WAIVE CALIFORNIA CIVIL CODE §1542, WHICH SAYS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS STATEMENT OR YOUNOW, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. YOUNOW WILL NOT BE LIABLE FOR DAMAGES OF ANY KIND INCLUDING, WITHOUT LIMITATION, COMPENSATORY, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR SIMILAR DAMAGES, THAT MAY RESULT FROM THE USE OF, OR THE INABILITY TO USE, THE CONTENT CONTAINED ON THE SITE OR IN THE APP, WHETHER THE CONTENT IS PROVIDED OR OTHERWISE SUPPLIED BY YOUNOW OR ANY THIRD PARTY. THE LIMITATIONS, EXCLUSIONS AND DISCLAIMERS IN THIS SECTION AND ELSEWHERE IN THESE TERMS OF USE APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.
15.    PLATFORM PROVIDERS
15.1.    Platform providers, such as Apple Inc. and Google Inc. that make the App available for download (“Platform Providers”) are not party to this Agreement. Platform Providers have no obligation whatsoever to furnish any maintenance and support services with respect to the App. In the event of any failure of the App to deliver any product or service purchased by You through the App, You may notify the applicable Platform Provider, and such Platform Provider may refund payments made for such purchases (if applicable). To the maximum extent permitted by applicable law, Platform Providers will have no other obligation whatsoever with respect to the App. You acknowledge that Platform Providers are not responsible for addressing any claims relating to the App or Your possession and/or use of the App, including but not limited to: (i) product liability claims; (ii) any claim that the App fails to conform to any applicable legal or regulatory requirement; (iii) claims alleging infringement of intellectual property; and (iv) claims arising under consumer protection or similar legislation. We, not the Platform Providers, will be solely responsible for the investigation, defense, settlement and discharge of any such claims. Platform Providers are third party beneficiaries of this Section 15, and will have the right (and will be deemed to have accepted the right) to enforce the provisions of this Section 15 against You.
16.    PRIVACY
16.1.    To learn more about how YouNow protects Your personal information, please refer to the YouNow Privacy Policy, which is incorporated by and made a part of these Terms of Use.
17.    DISPUTE RESOLUTION
17.1.    YOU HEREBY WAIVE ALL RIGHTS TO PURSUE IN A COURT OF LAW ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THE SERVICE OR THESE TERMS OF USE. We and you agree and acknowledge that nothing in these Terms of Use shall be deemed to constitute a waiver of our compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by you of any of your legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.
17.2.    In the event of any dispute, controversy, or claim of any kind or nature arising under or in connection with the Terms of Use whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory, including without limitation disputes as to the creation, validity, interpretation, breach, or termination of the Terms of Use (a “Dispute”), the party initiating the Dispute shall give to the other party written notice of the specific subject(s) of the Dispute (the “Dispute Notice”) and the parties shall meet and negotiate in good faith, in New York, N.Y., in an effort to resolve the Dispute without the necessity of any formal proceeding.
17.3.    No formal proceedings for the resolution of the Dispute may be commenced until the later to occur of (a) a good faith conclusion one or both of the parties that amicable resolution through continued negotiation of the matter in issue does not appear likely, or (b) the thirtieth (30th) day after the Dispute Notice is received.
17.4.    Any Dispute that the parties are unable to resolve through such negotiations will be submitted prior to the fortieth (40th) day after the Dispute Notice is received, to non-binding mediation administered by the American Arbitration Association or its successor (“AAA”) in New York, New York, which mediation shall extend for up to three (3) business days. The parties will mutually select the mediator from a list of mediators obtained from the office of AAA located in New York, New York. If the parties are unable to agree on the mediator within five (5) business days after the Dispute is submitted to AAA, then the mediator will be selected by AAA.
17.5.    Any Dispute that the parties are unable to resolve through negotiation and mediation as described above (including without limitation any dispute or controversy over the scope or applicability of this agreement to arbitrate) will be submitted to binding and final arbitration in accordance with the following:
17.6.    The arbitration shall be conducted before a single arbitrator who is expert in the field of Internet services in New York, N.Y., and administered by the AAA in accordance with its streamlined commercial arbitration rules and procedures or subsequent versions thereof, except to the extent such rules and procedures may be inconsistent with the terms of the Terms of Use. Either party may demand arbitration of a Dispute by giving the other party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief and will include a statement of the total amount of damages claimed. In no event will You be entitled to recover punitive, special or exemplary damages or seek injunctive or any other equitable relief.
17.7.    The arbitrator’s award shall be entered by either party in any court having competent jurisdiction provided that the party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law. The arbitrator shall not limit, expand or otherwise modify the terms of the Terms of Use. Each party shall bear its own expenses and pay pro rata its share of AAA fees and expenses (including, without limitation, compensation for the arbitrator). The parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense made by any third party.
17.8.    The parties agree that any mediation or arbitration proceedings, testimony, or discovery, along with any documents filed or otherwise submitted in the course of any such proceedings (and including the fact that the mediation or arbitration is being conducted) shall be confidential and shall not be disclosed to any third party except to the mediators or arbitrators and their staff, the parties’ attorneys and their staff, and any experts retained by the parties, or as required by law.

17.9.    Notwithstanding the foregoing, a party may disclose limited information if required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder.
18.    MISCELLANEOUS
18.1.    Nothing in the Terms of Use shall be construed to create a partnership, joint venture or agency relationship between You and us. You may not assign any of Your rights or delegate any of Your duties under the Terms of Use without the prior written consent of YouNow. YouNow may assign this Agreement and/or any of its rights, and delegate its duties in its discretion. Any purported assignment which is inconsistent with the foregoing shall be null and void. The Terms of Use, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the state of New York applicable to contracts entered into and wholly to be performed within said state without regard to conflicts of laws. No waiver of any breach of any provision of the Terms of Use shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. In the event any provision of the Terms of Use shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement; (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft. All representations, warranties and indemnities contained herein or made by You in connection herewith shall survive any termination, expiration, or suspension of Your rights under the Terms of Use. Section headings are for convenience only and are not a part of the Terms of Use. The Terms of Use contain the entire understanding of the parties and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.
19.    AMENDMENT
19.1.    YouNow reserves the right, in its sole discretion, to change, modify, add, or delete portions of the Terms of Use at any time. When using the Service, You may be subject to additional applicable guidelines or rules that may be posted from time to time. All of these guidelines and rules are deemed incorporated into the Terms of Use. While we may attempt to notify You when major changes are made to the Terms of Use, it is Your responsibility to review the Terms of Use periodically to check for changes. When YouNow makes changes, it will give the date of the most recent update in this space so You can be kept abreast by visiting this page. YouNow also reserves the right in its sole discretion and at any time to modify or discontinue, temporarily or permanently, the Service (or any part of it), with or without notice.
(Terms of Use last updated:                    )